Nicor Gas
Form 8-K
Exhibit 99.1
FOR IMMEDIATE RELEASE                                                                                                                                  FOR MORE INFORMATION
April 18, 2008                                                                                                                                                                                  Financial Contact:   Mark Knox,
                                                                                                  630 388-2529
                                                                          Media Contact:        Annette Martinez
                                                                  630 388-2781

Nicor Gas Announces Plan to File Rate Relief Request with Illinois Commerce Commission

New rates would recover capital investments, higher operating costs and expand energy conservation programs

Naperville, Ill. – Nicor Gas announced today it intends to ask the Illinois Commerce Commission (ICC) for an increase in rates to help ensure that it continues to provide its 2.2 million customers in northern Illinois with safe and reliable natural gas service.

The requested new rates are expected to add approximately $4.60 per month to the average residential customer bill. If granted after ICC review, the new rates would likely take effect in the spring of 2009. Nicor Gas said it expected to file for the new rates near the end of April.

Even with the requested new rates, Nicor Gas would still be the lowest-cost natural gas provider among major Illinois utilities and among the lowest-cost natural gas utilities in the country.

The rate increase would not apply to the cost of the gas itself, which Nicor Gas purchases on the wholesale market and passes along to consumers without any mark-up. The increase would only apply to what Nicor Gas charges to deliver the gas to homes and businesses – typically between 15 to 20 percent of a customer’s annual bill.

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The increase is needed to cover higher operating costs and investments in the gas company’s distribution system. The utility also seeks to expand energy conservation programs.

System investments include new compressors for the underground storage fields that allow Nicor Gas to purchase less expensive natural gas for customers in the off-season; and replacement of older cast iron mains with polyethylene plastic or coated steel pipes that are more reliable and easier to maintain over time.

When calculated as a percent of the total monthly bill for the typical residential customer – including gas costs, taxes and delivery charges – the increase would be about 5 percent.

Nicor Gas expects to seek an overall increase in business and residential rates of about $140 million. It is also expects to seek an allowed rate of return of approximately 9 percent on a rate base of about $1.5 billion. In its last rate case, filed in 2004, the company was granted an allowed rate of return of 8.85 percent. The company’s requested allowed rate of return reflects a return on equity of about 11 percent.

Nicor Gas said that existing rates are not sufficient, given increased costs of doing business. Sustained high natural gas prices and the sluggish economy have had a negative impact on company expenses, and Nicor Gas has been earning less than its allowed rate of return.

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As part of its rate case, Nicor Gas also plans to propose a new Conservation Partnership Plan to encourage greater energy efficiency and conservation by utility customers in partnership with utilities. The plan will include two components: (a) use of a new rate mechanism that supports conservation and (b) increased investment in energy efficiency programs.

The new rate mechanism, known as decoupling, is designed to break the link between recovery of the company’s costs – largely fixed in nature – and the quantity of gas used by customers. It aligns the interests of Nicor Gas with its customers by allowing the company to encourage and promote conservation and energy efficiency programs to help customers manage their bills. At the same time, it provides the company the opportunity to earn a fair rate of return on its system investments.

This progressive ratemaking approach has been approved by public utility commissions in Illinois and 12 other states, including California, New York, New Jersey, Ohio, Indiana, and is under active consideration in several others.

The second component of the Conservation Partnership Plan would establish a new conservation fund. This fund would be administered by an independent board and would invest in energy efficiency and conservation projects throughout Nicor Gas’ service territory.

“We will keep our proposed rate relief request to the minimum necessary to meet our obligations to provide safe and reliable service and to keep our company – an important contributor to the Illinois economy – financially healthy and moving forward,” said Russ M. Strobel, Nicor Gas Chairman, Chief Executive Officer and President.

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“Nicor Gas understands the impact of utility bills on its customers, and we work hard to keep costs down. We’ve put a special emphasis on managing our costs, and that’s reflected in rates that are lower than those of every other major Illinois gas utility, and among the lowest in the entire nation,” Strobel said.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index. Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. In addition, the company owns and has an equity interest in several energy-related businesses.  For more information, visit the Nicor Web site at www.nicor.com.

Nicor Gas is one of the nation's largest natural gas distribution companies. Owned by Nicor Inc. (NYSE: GAS), a holding company, Nicor Gas has provided safe and reliable natural gas service for 50 years. Its service territory encompasses most of the northern third of Illinois, excluding the city of Chicago. For more information, visit the Nicor Gas Web site at www.nicorgas.com.

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Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates.  Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations.  Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases.  Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; accidents, leaks, equipment failures, service interruptions, environmental pollution, and other operating risks; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major customers, transporters, suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.